Exhibit 10.1

Twitter, Inc.

1355 Market Street

San Francisco, CA 94103

April 4, 2022

Elon R. Musk

2110 Ranch Road 620 S. #341886

Austin, TX 78734

Dear Mr. Musk:

Twitter, Inc. (the “Company”) and Elon Musk hereby agree as follows:

1. Appointment of Mr. Musk as a Director. As promptly as practicable following the execution of this letter agreement, subject to and contingent upon the provision by Mr. Musk of any information that the Company reasonably requires to complete its customary onboarding procedures (including a customary background check and completion of the Company’s D&O questionnaire) for members of the Board of Directors of the Company (the “Board”), the Company and the Board will take all action necessary so that as Mr. Musk will be appointed to the Board as a Class II director with a term expiring at the Company’s 2024 annual meeting of stockholders.

2. Company Securities. Mr. Musk agrees that, for so long as Mr. Musk is serving on the Board and for 90 days thereafter, Mr. Musk will not, either alone or as a member of a group, become the beneficial owner of more than 14.9% of Company’s common stock outstanding at such time, including for these purposes economic exposure through derivative securities, swaps or hedging transactions.

3. Miscellaneous. The terms “group” and “beneficial owner” are as defined in Section 13(d) of the Securities Exchange Act of 1934 and related rules. The parties agree that specific performance will be available to the parties under this letter agreement. This letter agreement is governed by, and will be construed in accordance with, the laws of the State of Delaware.

ELON R. MUSK

/s/ Elon Musk

TWITTER, INC.

By: /s/ Parag Agrawal
Name: Parag Agrawal
Title: Chief Executive Officer